Exhibit 5.1

April 30, 2026

Intellia Therapeutics, Inc.

40 Erie Street, Suite 130

Cambridge, MA 02139

Re: Securities Registered under Registration Statement on Form S-3ASR

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3ASR (File No. 333-275470) (as amended or supplemented, the “Registration Statement”) filed on November 24, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Intellia Therapeutics, Inc., a Delaware corporation (the “Company”), of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on November 24, 2023. Reference is made to our opinion letter dated November 24, 2023 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on April 29, 2026 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 19,255,815 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 2,511,628 Shares. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law, and with respect to opinion paragraph 2, the law of the State of New York.

Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Intellia Therapeutics, Inc.

April 30, 2026

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Form 8-K to which this Opinion is attached and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP